Exhibit 99.1

New York Community Bancorp, Inc. Reports Third Quarter 2020 Diluted EPS Of $0.23 On Continued Double-Digit NIM Expansion And Strong Loan Growth While 95% Of $3.1 Billion In Eligible Loan Deferrals Returned To Payment Status

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., Oct. 28, 2020 /PRNewswire/ --

Third Quarter 2020 Summary
•	Earnings:
	-	Diluted EPS of $0.23, up 10% compared to the second quarter of the year and up 21% compared to the year-ago third quarter.
	-	Net income available to common shareholders for the third quarter was $107.6 million, up 11% compared to the second quarter of the year and up 18% compared to the year-ago third quarter.
	-	Pre-provision net revenue for the third quarter of 2020 totaled $167.1 million, up 6% relative to the second quarter of the year and up 22% compared to the year-ago third quarter. (1)
	-	The efficiency ratio for the third quarter was 43.47%, down slightly compared to the second quarter of the year and compared to 47.37% in the year-ago third quarter.
	-	Third quarter results included a provision for credit losses of $13.0 million, down 26% compared to the second quarter of the year.
•	Net Interest Margin/Income:
	-	The net interest margin increased 11 bps to 2.29% compared to the second quarter of the year and was up 30 bps compared to the year-ago third quarter.
-

Prepayment income added nine bps to the third quarter NIM, same as in the previous quarter.  Excluding the impact from prepayments, the NIM on a non-GAAP basis would have been 2.20%, up 11 bps sequentially and 32 bps compared to the year-ago third quarter.

-

Net interest income for the third quarter increased 6% to $281.9 million compared to the second quarter and was up 19% compared to the year-ago third quarter driven by significantly lower interest expense.

•	Balance Sheet:
-

 Total loans held for investment grew $935 million on a year-to-date basis to $42.8 billion, up 3% annualized and increased $523 million, up 5% annualized  compared to the second quarter, led by continued growth in the multi-family portfolio and a rebound in specialty finance lending.

	-	During the first nine months of 2020, multi-family loans increased $942 million or 4% annualized to $32.1 billion and increased $504 million or 6% annualized on a sequential basis.
	-	Specialty finance loans and leases totaled $3.1 billion, up $138 million or 19% annualized compared to the previous quarter and are up 22% annualized compared to the beginning of 2020.
	-	Total deposits of $31.7 billion were relatively unchanged compared to both the previous quarter and to year-end 2019.
•	Asset Quality:
-

From June 30, 2020 through October 22nd, 95% of the $3.1 billion of loan deferrals eligible to come off of deferral returned to payment status and represented 7.3% of total loans as of this date compared to 14.4% at June 30, 2020.

-

Non-performing assets declined to $54.9 million or 0.10% of total assets, compared to $63.2 million or 0.12% of total assets as of June 30, 2020; NPAs included $32.0 million of non-performing taxi medallion loans compared to $33.6 million in the previous quarter.

-

The allowance for loan and lease losses increased $14.0 million to $188.3 million at September 30, 2020, compared to the previous quarter, and represented 415.22% of non-performing loans and 0.44% of total loans.

•	Capital Position at September 30, 2020:
	-	Common Equity Tier 1 Capital Ratio was 9.68%.
	-	Tier 1 Risk-Based Capital Ratio was 10.94%.
	-	Total Risk-Based Capital Ratio was 13.00%.
	-	Leverage Capital Ratio was 8.42%.
(1)

Pre-provision net revenue is a non-GAAP measure, but we believe it is relevant to understanding the Company's financial results in light of the implementation of CECL and the economic impact of COVID-19.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended September 30, 2020 of $115.8 million, up 10% compared to the $105.3 million we reported for the three months ended June 30, 2020 and up 17% compared to the $99.0 million the Company reported in the year-ago quarter. For the nine months ended September 30, 2020, the Company reported net income of $321.4 million, up 9% compared to the $293.9 million of net income reported in the first nine months of 2019.

Net income available to common shareholders for the third quarter of 2020 totaled $107.6 million, up 11% compared to $97.1 million for the second quarter of 2020 and was up 18% compared to the $90.8 million reported for the third quarter of 2019. On a year-to-date basis, net income available to common shareholders totaled $296.8 million, up 10% compared to the $269.2 million reported for the first nine months of 2019.

On a per share basis, the Company reported diluted EPS of $0.23 for the third quarter of 2020, up 10% compared to the $0.21 reported for the second quarter of 2020, and up 21% compared to the $0.19 reported for the third quarter of 2019. For the first nine months of 2020, diluted EPS were $0.63, up 11% compared to diluted EPS of $0.57 for the first nine months of 2019.

Commenting on the Company's third quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated: "We are very pleased with our strong third quarter results, especially given the uneven economic recovery and the lingering effects from the COVID-19 pandemic over the past quarter. We had solid net income and EPS growth during the current third quarter, driven by strong loan growth and double-digit net interest margin expansion resulting in continued net interest income growth. At the same time, operating expenses remained well-contained leading to higher levels of pre-provision net revenues.

"More importantly, our loan deferrals declined significantly. From June 30, 2020 to October 22nd, $3.1 billion of loan deferrals were eligible to come off of their deferral period. As of October 22nd, 95% of these deferrals returned to payment status. As of this date, deferrals represented 7.3% of total loans compared to 14.4% as of June 30, 2020. Going forward, an additional $3.1 billion of deferrals are scheduled to come off of their deferral period, the majority of which are eligible to do so during November. Given October's strong payment performance, we remain confident about deferral payment trends through the remainder of the year.

"Our asset quality metrics remain very strong and rank among the best in the industry. Our NPAs declined on a linked quarter basis and we recorded a net recovery during the quarter. As always, we will continue to closely monitor our entire loan portfolio for any signs of stress.

"Our net interest margin increased 11 basis points to 2.29% during the third quarter, compared to the second quarter level. Excluding the impact from prepayment income, the margin also increased 11 basis points to 2.20%. The continued improvement was the result of lower funding costs as our maturing certificates of deposits repriced significantly lower during the quarter, while the cost of our borrowings also declined. At the same time, loan yields were relatively stable, down only five basis points on a sequential basis.

"On the lending side, our loan portfolio grew, both on a year-to-date and sequential basis. Overall, loans grew 3% annualized on a year-to-date basis and 5% on an annualized basis compared to the prior quarter. The linked-quarter growth was driven by ongoing growth in our core multi-family portfolio and a rebound in our specialty finance portfolio. We ended the third quarter with a solid loan pipeline, which bodes positively for fourth quarter loan growth.

"Finally, reflecting our earnings growth, capital position, and strong asset quality metrics, yesterday our Board of Directors declared a quarterly cash dividend of $0.17 per common share."

DIVIDEND DECLARATION

The Board of Directors yesterday declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $8.33 as of October 27, 2020, this represents an annualized dividend yield of 8.2%. The dividend is payable on November 17, 2020 to common shareholders of record as of November 7, 2020.

BALANCE SHEET SUMMARY

At September 30, 2020, assets totaled $54.9 billion, up $1.3 billion compared to December 31, 2019. This growth was primarily due to continued loan growth offset somewhat by a decline in the securities portfolio. This growth was funded mainly through wholesale borrowings while total deposits were relatively unchanged.

Total loans and leases held for investment increased to $42.8 billion, up $935 million or 3% annualized compared to December 31, 2019 and up $523 million or 5% annualized compared to June 30, 2020. Loan growth for both the year-to-date and quarter-to-date periods was driven by growth in our multi-family portfolio and in our specialty finance portfolio, offset by a decline in the commercial real estate ("CRE") portfolio.

Total securities, consisting mainly of available-for-sale securities, declined $621 million compared to December 31, 2019 but increased modestly compared to June 30, 2020. The Company has refrained from meaningfully growing the securities portfolio, given the currently low interest rate environment, which is expected to persist in the foreseeable future.

On the liability side, total deposits of $31.7 billion were relatively unchanged compared to both the previous quarter and compared to the levels at December 31, 2019. However, the deposit mix is trending toward lower cost deposit account categories. Borrowed funds rose $1.1 billion compared to December 31, 2019 and $675 million compared to June 30, 2020.

Loans

Total multi-family loans rose $942 million or 4% annualized to $32.1 billion compared to the balance at December 31, 2019. On a linked-quarter basis, total multi-family loans increased $504 million or 6% annualized compared to June 30, 2020. The continued growth in our multi-family portfolio is the result of three factors: increased refinancing activity as many loans are nearing their contractual maturity or option repricing dates; higher retention rates; and market share gains as some bank and thrift competitors have either retrenched from this market or are no longer focused on this type of lending.

The specialty finance portfolio rebounded during the third quarter. Specialty finance loans and leases increased $138 million to $3.1 billion or 19% annualized compared to the second quarter of this year. On a year-to-date basis, specialty finance loans and leases grew $439 million or 22% annualized compared to December 31, 2019. During second-quarter 2020, the COVID-19 pandemic had a temporary negative impact on this category, especially in the dealer financing segment. This segment returned to form during the third quarter while other borrowers have drawn on their lines during the current quarter as their businesses have improved.

The CRE loan portfolio declined $197 million or 4% annualized compared to the balance at December 31, 2019, and declined $45 million or 3% annualized compared to the balance at June 30, 2020.

Additionally, as of September 30, 2020, the Company had $117.3 million of loans held for sale, up $14 million compared to June 30, 2020. All of these loans are part of the Paycheck Protection Program (the "PPP"). At December 31, 2019, the Company did not have any loans held for sale.

During the third quarter, the average loan size for our multi-family loans was $6.6 million and for our CRE loans, it was $6.7 million. Both metrics were relatively unchanged compared to the average loan size in the previous quarter.

The weighted average life of the multi-family portfolio for the third quarter of the year was 2.0 years compared to 1.9 years for the second quarter of the year, and for the CRE portfolio, it was 2.3 years, unchanged compared to the prior quarter.

Originations

For the three months ended September 30, 2020, loans and leases originated for investment, excluding PPP loan originations, totaled $3.0 billion, down 9% compared to June 30, 2020 and exceeded that quarter's pipeline by $800 million. Originations rose 31% compared to the $2.3 billion we originated during the third quarter of last year. For the nine months ended September 30, 2020, originations totaled $9.0 billion, up 23% compared to $7.3 billion for the nine months ended September 30, 2019.

Pipeline

The current loan pipeline stands at $1.8 billion. Of this amount, approximately 61% is new money, slightly better than the previous quarter. The current pipeline composition includes $1.4 billion in multi-family loans, $141 million in specialty finance loans and leases, and $199 million in CRE loans.

Funding

Deposits

In line with the Company's strategy to substantially reduce its cost of funds given the significant drop in market interest rates and the correct expectation that market rates will remain low for an extended period of time, CDs declined $1.1 billion during the third quarter and $3.2 billion on a year-to-date basis to $11.0 billion.

Some of the drop in CDs was offset by growth in other deposit categories, which have lower rates. Interest-bearing checking and money market accounts rose $553 million, while they increased $1.5 billion on a year-to-date basis, to $11.7 billion. Savings accounts increased $340 million to $6.0 billion compared to the second quarter and they rose $1.2 billion compared to year end 2019. Also, non-interest-bearing checking accounts grew $135 million on a linked-quarter basis and $624 million on a year-to-date basis to $3.1 billion.

Looking ahead, the Company has $5.8 billion in CDs which are scheduled to mature during the fourth quarter of this year. These CDs carry a weighted average interest rate of 1.46%. Over the next four quarters (fourth quarter 2020 through third quarter 2021), the Company has $11.6 billion of CDs with a weighted average interest rate of 1.21% which are scheduled to mature.

During the current third quarter, our deposit costs dropped 31 basis points to 0.85% compared to the second quarter of 2020 and 104 basis points compared to the year-ago quarter. For the nine months ended September 30, 2020, our deposit costs declined 65 basis points to 1.21% compared to the nine months ended September 30, 2019.

Borrowings

During the third quarter of 2020, the Company continued to take advantage of the low interest rate environment and favorable capital market conditions to lock in intermediate-to-long-term funding at attractive rates. Wholesale borrowings, consisting primarily of advances from the Federal Home Loan Bank of New York (the "FHLB-NY") increased $675 million to $15.0 billion compared to the previous quarter and rose $1.1 billion compared to the level at year-end 2019.

The FHLB-NY advances that the Company added during the current quarter had a blended rate of 0.45% and an average term of 2.0 years. This compared to an overall average cost of 1.97% during the current quarter. The Company has an additional $725 million of FHLB-NY advances maturing in the fourth quarter of 2020 with an average weighted cost of 1.18%. Over the next four quarters (fourth quarter 2020 through third quarter 2021), we have $1.4 billion of maturing FHLB-NY advances with a weighted average cost of 1.44%.

Liquidity

Our liquidity position remained robust during the current third quarter. In addition to the ample liquidity provided to us from our deposits, other sources of available liquidity stems from our balance of cash and cash equivalents and the unencumbered portion of our securities portfolio. Additional significant sources of liquidity available to the Company include approved lines of credit with various counterparties, including borrowing facilities with the FHLB-NY and with the Federal Reserve Bank of New York (the "FRB-NY").

As of September 30, 2020, our available funding with the FHLB-NY was $7.3 billion and with the FRB-NY, it was $1.1 billion. Additionally, the unencumbered portion of the securities portfolio totaled $3.9 billion.

Asset Quality

Loan Deferral Update

During the second quarter of 2020, the Company implemented various loan modification programs with some of its borrowers, in accordance with the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). These modifications were primarily full-payment deferrals for an initial six-month period, with the ability to extend again at the end of the deferral period, at the Bank's discretion.

From June 30, 2020 to October 22, 2020, we had $3.1 billion of loan deferrals that were eligible to come off of their deferral period. As of October 22nd, approximately $3.0 billion or 95% of these deferrals returned to payment status, while the remaining 5% or $157 million have come off deferral but are still due for their first payment. We continue to work with these borrowers on a case by case basis to provide additional assistance, if needed, in line with regulatory guidance and the CARES Act.

Going forward, we have an additional $3.1 billion of loan deferrals eligible to come off of their deferral periods, $2.9 billion of which, are scheduled to do so during November.

Non-Performing Assets

Our asset quality metrics improved this quarter and continue to reflect the underlying strength of our loan portfolio. Non-performing assets ("NPAs") at September 30, 2020 were $54.9 million compared to $63.2 million at June 30, 2020, down 13%. This reflects 10 basis points of total assets compared to 12 basis points in the previous quarter. Total non-accrual mortgage loans were $18.4 million compared to $24.2 million at June 30, 2020, down 24%. Other non-accrual loans were $26.9 million compared to $29.5 million in the previous quarter, down 9%.

Total repossessed assets were $9.5 million at September 30, 2020, unchanged from the previous quarter. Of this amount, $7.6 million were taxi medallion-related, also unchanged from the previous quarter.

As in previous quarters, the majority of our non-performing assets were comprised of non-performing taxi medallion-related loans and repossessed taxi medallion-related assets. Excluding the impact from non-performing taxi medallion-related assets, our third quarter 2020 NPAs would have been $22.9 million or four basis points of total assets compared to $29.6 million or five basis points at June 30, 2020.

Allowance for Loan and Lease Losses

At September 30, 2020, the allowance for loan and lease losses ("ALLL") was $188.3 million, up $40.7 million from December 31, 2019 and up $14.0 million from June 30, 2020. At September 30, 2020, the ALLL represented 415.22% of non-performing loans and 0.44% of total loans. Both the year-to-date and quarter-to-date increases reflect the Company's adoption of the Current Expected Credit Losses ("CECL") methodology on January 1, 2020 and also reflects deterioration in forecasted economic conditions since the beginning of the year arising from the COVID-19 pandemic, primarily the result of estimated decreases in property values.

		Unfunded
(in thousands)	Loans and Leases	Commitments
Allowance for credit losses at December 31, 2019	$147,638	$461
CECL Day 1 Transition Adjustment	1,911	12,529
YTD 2020 Provision for (recovery of) credit losses	51,837	(645)
YTD 2020 (net charge-offs)/recoveries	-13,079	0
Allowance for credit losses at June 30, 2020	$188,307	$12,345

CAPITAL POSITION

The Company's capital position remains strong at both the holding company level and at the Bank level, as all of our regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification.

The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	September 30,	June 30,	September 30,
	2020	2020	2019
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.68%	9.77%	10.15%
Tier 1 risk-based capital ratio	10.94	11.06	11.49
Total risk-based capital ratio	13.00	13.13	13.61
Leverage capital ratio	8.42	8.42	8.65
New York Community Bank
Common equity tier 1 ratio	12.20%	12.37%	12.76%
Tier 1 risk-based capital ratio	12.20	12.37	12.76
Total risk-based capital ratio	12.65	12.80	13.16
Leverage capital ratio	9.40	9.42	9.60

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

Net Interest Income

Net interest income for the three months ended September 30, 2020 totaled $281.9 million, up $16.0 million or 6% compared to the three months ended June 30, 2020 and up $46.0 million or 19% compared to the three months ended September 30, 2019. Both the quarter-over-quarter and year-over-year increases in our net interest income were driven by significantly lower levels of interest expense. Interest expense for the three months ended September 30, 2020 declined $21.0 million or 13% to $136.2 million, on a quarter-over-quarter basis, while on a year-over-year basis it decreased $82.5 million or 38%. These decreases were largely driven by lower deposit costs, driven primarily by lower CD rates.

Prepayment income for the three months ended September 30, 2020 was $11.6 million, up 2% compared to the previous quarter, but down 18% compared to the year-ago quarter. Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $270.3 million, up $15.8 million or 6% on a linked-quarter basis and up $48.5 million or 22% on a year-over-year basis.

For the nine months ended September 30, 2020, net interest income increased $77.3 million or 11% to $792.2 million compared to $714.9 million for the nine months ended September 30, 2019. The year-to-date improvement was also due to significantly lower levels of interest expense due mainly to a substantial decline in the Company's cost of deposits. Interest expense for the nine months ended September 30, 2020 dropped $149.6 million or 23% to $489.9 million compared to $639.5 million for the nine months ended September 30, 2019.

For the nine months ended September 30, 2020, prepayment income was $33.6 million, down 8% or $2.8 million compared to the nine months ended September 30, 2019. Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $758.6 million, up 12% or $80.0 million compared to the nine months ended September 30, 2020.

				September 30, 2020
	For the Three Months Ended			compared to

	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019

(Dollars in thousands)

Total interest income	$ 418,049	$ 423,075	$ 454,551	-1%	-8%
Total interest expense	136,163	157,203	218,636	-13%	-38%
Net interest income	$ 281,886	$ 265,872	$ 235,915	6%	19%
Less:
Total prepayment income	11,634	11,412	14,145	2%	-18%
Net interest income excluding prepayment income	$ 270,252	$ 254,460	$ 221,770	6%	22%

	For the Nine Months Ended

	September 30,	September 30,
	2020	2019	% Change

(Dollars in thousands)

Total interest income	$ 1,282,166	$ 1,354,477	-5%
Total interest expense	489,941	639,547	-23%
Net interest income	$ 792,225	$ 714,930	11%
Less:
Total prepayment income	33,583	36,335	-8%
Net interest income excluding prepayment income	$ 758,642	$ 678,595	12%

Net Interest Margin

The Company's net interest margin ("NIM") continued to expand at a double-digit pace during the current third quarter. The NIM for the three months ended September 30, 2020 was 2.29%, up 11 basis points compared to the prior quarter and up 30 basis points compared to the third quarter of last year.

Both the quarter-over-quarter and year-over-year improvements were driven by significantly lower funding costs. The overall cost of funds declined 22 basis points to 1.24% compared to the previous quarter and 80 basis points compared to the year-ago quarter.

This improvement was the result of a substantial decline in both the average cost of deposits and in the average cost of borrowed funds. The average cost of deposits declined to 0.85% during the current third quarter, down 31 basis points compared to the previous quarter and down 104 basis points compared to the year-ago third quarter. Our average cost of CDs during the third quarter was 1.52%, down 48 basis points compared to the second quarter and down 93 basis points compared to the third quarter of last year. At the same time, the average cost of borrowings declined nine basis points to 1.97% compared to the previous quarter and 41 basis points compared to the year-ago quarter.

Prepayment income contributed nine basis points to the current quarter's NIM, unchanged compared to the contribution in the previous quarter and 11 basis points compared to the year-ago quarter.

Excluding the impact from prepayment income, the third quarter NIM, on a non-GAAP basis would have been 2.20%, up 11 basis points compared to the previous quarter and up 32 basis points compared to the year-ago quarter.

For the nine months ended September 30, 2020, our NIM was 2.16%, up 15 basis points compared to the nine months ended September 30, 2019. Prepayment income contributed seven and 10 basis points, respectively, to the NIM. Excluding the impact from prepayment income, the year-to-date NIM on a non-GAAP basis would have been 2.09% compared to 1.91%, up 18 basis points.

Provision for Credit Losses

During the current third quarter, the provision for credit losses was $13.0 million compared to $17.6 million in the previous quarter and $4.8 million in the year-ago third quarter. The third quarter provision for credit losses exceeded net charge-offs by $13.9 million.

For the three months ended September 30, 2020, the Company reported a net recovery of $901,000 compared to net charge-offs of $3.8 million or 0.01% of average loans in the previous quarter and $6.5 million or 0.02% of average loans in the year-ago quarter.

For the nine months ended September 30, 2020, net charge-offs totaled $13.1 million or 0.03% of average loans compared to $15.8 million or 0.04% of average loans for the nine months ended September 30, 2019.

Importantly, we have not experienced any charge-offs on either a quarter-to-date or year-to-date basis in our multi-family, CRE, or specialty finance portfolios.

Pre-Provision Net Revenue ("PPNR")

The tables below details the Company's PPNR for the periods noted.

For the three months ended September 30, 2020, PPNR totaled $167.1 million, up $9.5 million or 6% compared to the three months ended June 30, 2020 and up $30.1 million or 22% compared to the three months ended September 30, 2019.

				September 30, 2020
	For the Three Months Ended			compared to

	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019

(Dollars in thousands)

Net interest income	$ 281,886	$ 265,872	$ 235,915	6%	19%
Non-interest income	13,768	15,380	24,386	-10%	-44%
Total revenues	$ 295,654	$ 281,252	$ 260,301	5%	14%
Total non-interest expense	128,508	123,593	123,302	4%	4%
Pre-provision net revenue (PPNR)	167,146	157,659	136,999	6%	22%
Provision for credit losses	13,016	17,574	4,781	-26%	172%
Income before taxes	$ 154,130	$ 140,085	$ 132,218	10%	17%
Income tax expense	38,360	34,738	33,172	10%	16%
Net Income	$ 115,770	$ 105,347	$ 99,046	10%	17%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 107,563	$ 97,140	$ 90,839	11%	18%

For the nine months ended September 30, 2020, PPNR totaled $460.7 million, up $64.1 million or 16% compared to the nine months ended September 30, 2019.

	For the Nine Months Ended

	September 30,	September 30,
	2020	2019	% Change

(Dollars in thousands)

Net interest income	$ 792,225	$ 714,930	11%
Non-interest income	46,047	66,768	-31%
Total revenues	$ 838,272	$ 781,698	7%
Total non-interest expense	377,622	385,121	-2%
Pre-provision net revenue (PPNR)	460,650	396,577	16%
Provision for credit losses	51,192	5,403	847%
Income before taxes	$ 409,458	$ 391,174	5%
Income tax expense	88,013	97,305	-10%
Net Income	$ 321,445	$ 293,869	9%
Preferred stock dividends	24,621	24,621	0%
Net income available to common shareholders	$ 296,824	$ 269,248	10%

Non-Interest Income

For the three months ended September 30, 2020, total non-interest income was $13.8 million, down 10% and 44% compared to the prior and year-ago quarters. Third quarter 2020 results reflect a rebound in retail banking fee income, offset by lower bank-owned life insurance ("BOLI") income. Additionally, the current third quarter included a net loss on securities of $284,000 compared to gains in the previous and year-ago quarters. Results for the third quarter of 2019 included a $7.9 million gain on sale of a branch property in Florida.

For the nine months ended September 30, 2020, total non-interest income declined 31% to $46.0 million compared to $66.8 million for the nine months ended September 30, 2019. The decline is attributable to the previously mentioned factors, including the waiver of certain retail banking fees due to COVID-19, lower net gains on securities, and the gain on sale of a branch property in Florida during the third quarter of last year. This was partially offset by an increase in BOLI income.

Non-Interest Expense

For the three months ended September 30, 2020, non-interest expenses totaled $128.5 million, up $4.9 million or 4% compared to the previous quarter and up $5.2 million, also 4%, compared to the year-ago quarter. Most of this increase was in the general and administrative expense category and largely relate to systems conversion-related expenses during the quarter. As previously disclosed, the Company undertook an enterprise-wide system conversion, which occurred at the end of August. The occupancy and equipment category increased $2.8 million, primarily due to COVID-19-related costs as many of our branches reopened during the third quarter and 25% of our back-office personnel returned to their offices. This was partially offset by a quarter-over-quarter and year-over-year decline in compensation and benefits expense.

The efficiency ratio for the third quarter of 2020 was 43.47%, down slightly compared to the previous quarter and compared to 47.37% compared to the year-ago third quarter.

For the nine months ended September 30, 2020, total non-interest expenses were $377.6 million, down $7.5 million or 2% compared to the nine months ended September 30, 2019. Included in the year-to-date results for 2020 was a $4.4 million lease termination benefit, while the year-to-date 2019 results included certain items related to severance and branch rationalization totaling $10.4 million.

Income Taxes

Income tax expense for the three months ended September 30, 2020 totaled $38.4 million, up $3.6 million or 10% compared to the prior quarter and $5.2 million or 16% compared to the year-ago quarter. The effective tax rate for the current third quarter was 24.89% compared to 24.80% in the previous quarter and 25.09% in the year-ago quarter. The increase during the current quarter is due to a higher level of pre-tax income compared to previous periods.

For the nine months ended September 30, 2020, income tax expense was $88.0 million and reflected an effective tax rate of 21.50% compared to $97.3 million and an effective tax rate of 24.88% for the nine months ended September 30, 2019. The year-to-date 2020 income tax expense includes a $13.1 million tax benefit recorded in the first quarter of 2020, related to the Company's tax loss carryback as provided by certain tax provisions for corporations included in the CARES Act, as enacted on March 27, 2020.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At September 30, 2020, the Company reported assets of $54.9 billion, loans of $42.9 billion, deposits of $31.7 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, October 28, 2020, at 8:30 a.m. (Eastern Time) to discuss its third quarter 2020 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on November 1, 2020 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13710795. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 25, 2020.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10–K for the year ended December 31, 2019 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	September 30,	December 31,
	2020	2019
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,458,641	$ 741,870
Securities:
Available-for-sale	5,233,744	5,853,057
Equity investments with readily
determinable fair values, at fair value	31,448	32,830
Total securities	5,265,192	5,885,887
Loans held for sale	117,272	-
Mortgage loans held for investment:
Multi-family	32,124,324	31,182,079
Commercial real estate	6,887,918	7,084,499
One-to-four family	274,387	380,684
Acquisition, development, and construction	85,902	200,464
Total mortgage loans held for investment	39,372,531	38,847,726
Other loans and leases held for investment:
Specialty Finance	3,055,896	2,617,304
Commercial and industrial	394,305	420,993
Other loans	6,487	8,132
Total other loans and leases held for investment	3,456,688	3,046,429
Total loans and leases held for investment	42,829,219	41,894,155
Less: Allowance for loan and lease losses	(188,307)	(147,638)
Total loans and leases, net	42,758,184	41,746,517
Federal Home Loan Bank stock, at cost	697,483	647,562
Premises and equipment, net	289,788	312,626
Operating lease right-of-use assets	271,515	286,194
Goodwill	2,426,379	2,426,379
Other assets	1,764,573	1,593,786
Total assets	$ 54,931,755	$ 53,640,821
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,693,982	$ 10,230,144
Savings accounts	5,964,981	4,780,007
Certificates of deposit	10,990,080	14,214,858
Non-interest-bearing accounts	3,055,898	2,432,123
Total deposits	31,704,941	31,657,132
Borrowed funds:
Wholesale borrowings	15,027,661	13,902,661
Junior subordinated debentures	360,157	359,866
Subordinated notes	295,485	295,066
Total borrowed funds	15,683,303	14,557,593
Operating lease liabilities	271,499	285,991
Other liabilities	537,282	428,411
Total liabilities	48,197,025	46,929,127
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070
shares issued; and 463,904,084 and 467,346,781 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,117,902	6,115,487
Retained earnings	391,528	342,023
Treasury stock, at cost (26,534,986 and 23,092,289 shares, respectively)	(257,521)	(220,717)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	67,755	25,440
Pension and post-retirement obligations, net of tax	(55,137)	(59,136)
Net unrealized (loss) gain on cash flow hedges, net of tax	(37,541)	853
Total accumulated other comprehensive loss, net of tax	(24,923)	(32,843)
Total shareholders' equity	6,734,730	6,711,694
Total liabilities and shareholders' equity	$ 54,931,755	$ 53,640,821

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 380,337	$ 381,884	$ 391,920	$ 1,154,133	$ 1,159,344
Securities and money market investments	37,712	41,191	62,631	128,033	195,133
Total interest income	418,049	423,075	454,551	1,282,166	1,354,477

Interest Expense:
Interest-bearing checking and money market accounts	9,328	10,059	42,465	47,951	140,396
Savings accounts	7,593	8,208	9,326	24,735	26,270
Certificates of deposit	44,481	65,233	86,934	189,270	235,360
Borrowed funds	74,761	73,703	79,911	227,985	237,521
Total interest expense	136,163	157,203	218,636	489,941	639,547
Net interest income	281,886	265,872	235,915	792,225	714,930
Provision for credit losses	13,016	17,574	4,781	51,192	5,403
Net interest income after provision for credit losses	268,870	248,298	231,134	741,033	709,527

Non-Interest Income:
Fee income	5,240	3,723	7,580	15,981	22,295
Bank-owned life insurance	7,566	9,503	6,791	24,458	20,245
Net (losses) gains on securities	(284)	887	275	1,137	7,755
Other income	1,246	1,267	9,740	4,471	16,473
Total non-interest income	13,768	15,380	24,386	46,047	66,768

Non-Interest Expense:
Operating expenses:
Compensation and benefits	73,182	75,705	75,159	228,338	229,172
Occupancy and equipment	23,960	21,177	21,748	63,011	66,599
General and administrative	31,366	26,711	26,395	86,273	89,350
Total non-interest expense	128,508	123,593	123,302	377,622	385,121
Income before income taxes	154,130	140,085	132,218	409,458	391,174
Income tax expense	38,360	34,738	33,172	88,013	97,305
Net Income	115,770	105,347	99,046	321,445	293,869
Preferred stock dividends	8,207	8,207	8,207	24,621	24,621
Net income available to common shareholders	$ 107,563	$ 97,140	$ 90,839	$ 296,824	$ 269,248

Basic earnings per common share	$ 0.23	$ 0.21	$ 0.19	$ 0.63	$ 0.57
Diluted earnings per common share	$ 0.23	$ 0.21	$ 0.19	$ 0.63	$ 0.57

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
		Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Total Shareholders' Equity	$ 6,734,730	$ 6,693,013	$ 6,695,007	$ 6,734,730	$ 6,695,007
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)
Tangible common shareholders' equity	$ 3,805,511	$ 3,763,794	$ 3,765,788	$ 3,805,511	$ 3,765,788

Total Assets	$ 54,931,755	$ 54,210,416	$ 52,537,629	$ 54,931,755	$ 52,537,629
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Tangible assets	$ 52,505,376	$ 51,784,037	$ 50,111,250	$ 52,505,376	$ 50,111,250

Average Common Shareholders' Equity	$ 6,219,783	$ 6,153,861	$ 6,201,970	$ 6,187,344	$ 6,152,253
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,429,487)
Average tangible common shareholders' equity	$ 3,793,404	$ 3,727,482	$ 3,775,591	$ 3,760,965	$ 3,722,766

Average Assets	$ 54,269,399	$ 53,787,221	$ 52,257,718	$ 53,823,341	$ 51,984,879
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,429,487)
Average tangible assets	$ 51,843,020	$ 51,360,842	$ 49,831,339	$ 51,396,962	$ 49,555,392

Net Income Available to Common Shareholders	$ 107,563	$ 97,140	$ 90,839	$ 296,824	$ 269,248

GAAP MEASURES:
Return on average assets (1)	0.85	0.78	0.76%	0.80%	0.75
Return on average common shareholders' equity (2)	6.92	6.31	5.86	6.40	5.84
Book value per common share	$ 13.43	$ 13.34	$ 13.25	$ 13.43	$ 13.25
Common shareholders' equity to total assets	11.34	11.42	11.79	11.34	11.79

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.89	0.82	0.80%	0.83%	0.79
Return on average tangible common shareholders' equity (2)	11.34	10.42	9.62	10.52	9.64
Tangible book value per common share	$ 8.20	$ 8.11	$ 8.06	$ 8.20	$ 8.06
Tangible common shareholders' equity to tangible assets	7.25	7.27	7.51	7.25	7.51

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	September 30, 2020				June 30, 2020				September 30, 2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans and leases, net	$ 42,302,113	$ 380,337	3.60%		$ 41,852,839	$ 381,884	3.65%		$ 40,756,495	$ 391,920	3.84%
Securities	5,747,423	37,398	2.60		5,920,536	40,973	2.77		6,324,588	59,785	3.78
Interest-earning cash and cash equivalents	1,224,114	314	0.10		856,238	218	0.10		511,730	2,846	2.21
Total interest-earning assets	49,273,650	418,049	3.39		48,629,613	423,075	3.48		47,592,813	454,551	3.82
Non-interest-earning assets	4,995,749				5,157,608				4,664,905
Total assets	$ 54,269,399				$ 53,787,221				$ 52,257,718
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 11,231,509	$ 9,328	0.33%		$ 10,540,243	$ 10,059	0.38%		$ 10,263,331	$ 42,465	1.64%
Savings accounts	$5,755,035	7,593	0.52		$5,336,234	8,208	0.62		4,747,843	9,326	0.78
Certificates of deposit	11,654,094	44,481	1.52		13,134,732	65,233	2.00		14,093,146	86,934	2.45
Total interest-bearing deposits	28,640,638	61,402	0.85		29,011,209	83,500	1.16		29,104,320	138,725	1.89
Borrowed funds	15,138,875	74,761	1.97		14,402,886	73,703	2.06		13,325,104	79,911	2.38
Total interest-bearing liabilities	43,779,513	136,163	1.24		43,414,095	157,203	1.46		42,429,424	218,636	2.04
Non-interest-bearing deposits	2,992,018				3,040,046				2,491,796
Other liabilities	775,245				676,379				631,688
Total liabilities	47,546,776				47,130,520				45,552,908
Stockholders' equity	6,722,623				6,656,701				6,704,810
Total liabilities and shareholders' equity	$ 54,269,399				$ 53,787,221				$ 52,257,718
Net interest income/interest rate spread		$ 281,886	2.15%			$ 265,872	2.02%			$ 235,915	1.78%
Net interest margin			2.29%				2.18%				1.99%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.12	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

	For the Nine Months Ended September 30,
	2020				2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 41,890,218	$ 1,154,133	3.67%		$ 40,288,311	$ 1,159,344	3.84%
Securities	6,004,152	125,647	2.79		6,303,147	181,162	3.83
Interest-earning cash and cash equivalents	915,547	2,386	0.35		789,034	13,971	2.37
Total interest-earning assets	48,809,917	1,282,166	3.50		47,380,492	1,354,477	3.81
Non-interest-earning assets	5,013,424				4,604,387
Total assets	$ 53,823,341				$ 51,984,879
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 10,616,205	$ 47,951	0.60%		$ 10,846,624	$ 140,396	1.73%
Savings accounts	5,309,920	24,735	0.62		4,716,014	26,270	0.74
Certificates of deposit	12,964,968	189,270	1.95		13,306,845	235,360	2.36
Total interest-bearing deposits	28,891,093	261,956	1.21		28,869,483	402,026	1.86
Borrowed funds	14,662,103	227,985	2.08		13,308,941	237,521	2.39
Total interest-bearing liabilities	43,553,196	489,941	1.50		42,178,424	639,547	2.03
Non-interest-bearing deposits	2,867,587				2,555,984
Other liabilities	712,374				595,378
Total liabilities	47,133,157				45,329,786
Shareholders' equity	6,690,184				6,655,093
Total liabilities and shareholders' equity	$ 53,823,341				$ 51,984,879
Net interest income/interest rate spread		$ 792,225	2.00%			$ 714,930	1.78%
Net interest margin			2.16%				2.01%
Ratio of interest-earning assets to
interest-bearing liabilities			1.12	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands except share and per share data)	2020	2020	2019	2020	2019
PROFITABILITY MEASURES:
Net income	$ 115,770	$ 105,347	$ 99,046	$ 321,445	$ 293,869
Net income available to common shareholders	107,563	97,140	90,839	296,824	269,248
Basic earnings per common share	0.23	0.21	0.19	0.63	0.57
Diluted earnings per common share	0.23	0.21	0.19	0.63	0.57
Return on average assets	0.85%	0.78%	0.76%	0.80%	0.75%
Return on average tangible assets (1)	0.89	0.82	0.80	0.83	0.79
Return on average common shareholders' equity	6.92	6.31	5.86	6.40	5.84
Return on average tangible common shareholders'
equity (1)	11.34	10.42	9.62	10.52	9.64
Efficiency ratio (2)	43.47	43.94	47.37	45.05	49.27
Operating expenses to average assets	0.95	0.92	0.94	0.94	0.99
Interest rate spread	2.15	2.02	1.78	2.00	1.78
Net interest margin	2.29	2.18	1.99	2.16	2.01
Effective tax rate	24.89	24.80	25.09	21.50	24.88
Shares used for basic common EPS computation	461,780,959	461,933,533	465,357,326	462,898,726	465,400,372
Shares used for diluted common EPS computation	462,645,814	462,489,493	465,776,000	463,512,808	465,638,080
Common shares outstanding at the respective
period-ends	463,904,084	463,933,831	467,350,860	463,904,084	467,350,860

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	September 30,	June 30,	September 30,
	2020	2020	2019
CAPITAL MEASURES:
Book value per common share	$ 13.43	$ 13.34	$ 13.25
Tangible book value per common share (1)	8.20	8.11	8.06
Common shareholders' equity to total assets	11.34%	11.42%	11.79%
Tangible common shareholders' equity to tangible assets (1)	7.25	7.27	7.51

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 9 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION				September 30, 2020
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,458,641	$ 1,404,527	$ 854,678	4%	71%
Securities:
Available-for-sale	5,233,744	5,168,182	5,854,568	1%	-11%
Equity investments with readily
determinable fair values, at fair value	31,448	33,518	32,861	-6%	-4%
Total securities	5,265,192	5,201,700	5,887,429	1%	-11%
Loans held for sale	117,272	103,362	-	13%	N/A
Mortgage loans held for investment:
Multi-family	32,124,324	31,620,152	30,289,364	2%	6%
Commercial real estate	6,887,918	6,932,776	6,988,226	-1%	-1%
One-to-four family	274,387	321,045	395,347	-15%	-31%
Acquisition, development, and construction	85,902	126,305	297,565	-32%	-71%
Total mortgage loans held for investment	39,372,531	39,000,278	37,970,502	1%	4%
Other loans and leases held for investment:
Specialty Finance	3,055,896	2,918,296	2,416,941	5%	26%
Commercial and industrial	394,305	380,862	448,003	4%	-12%
Other loans	6,487	6,751	8,774	-4%	-26%
Total other loans and leases held for investment	3,456,688	3,305,909	2,873,718	5%	20%
Total loans and leases held for investment	42,829,219	42,306,187	40,844,220	1%	5%
Less: Allowance for loan and lease losses	(188,307)	(174,287)	(149,433)	8%	26%
Total loans and leases, net	42,758,184	42,235,262	40,694,787	1%	5%
Federal Home Loan Bank stock, at cost	697,483	668,698	606,371	4%	15%
Premises and equipment, net	289,788	297,180	321,792	-2%	-10%
Operating lease right-of-use assets	271,515	278,276	300,955	-2%	-10%
Goodwill	2,426,379	2,426,379	2,426,379	0%	0%
Other assets	1,764,573	1,698,394	1,445,238	4%	22%
Total assets	$ 54,931,755	$ 54,210,416	$ 52,537,629	1%	5%
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,693,982	$ 11,141,163	$ 9,960,403	5%	17%
Savings accounts	5,964,981	5,624,999	4,817,697	6%	24%
Certificates of deposit	10,990,080	12,042,254	14,264,171	-9%	-23%
Non-interest-bearing accounts	3,055,898	2,921,165	2,529,905	5%	21%
Total deposits	31,704,941	31,729,581	31,572,176	0%	0%
Borrowed funds:
Wholesale borrowings	15,027,661	14,352,661	12,971,661	5%	16%
Junior subordinated debentures	360,157	360,058	359,773	0%	0%
Subordinated notes	295,485	295,345	294,926	0%	0%
Total borrowed funds	15,683,303	15,008,064	13,626,360	4%	15%
Operating lease liabilities	271,499	278,272	300,610	-2%	-10%
Other liabilities	537,282	501,486	343,476	7%	56%
Total liabilities	48,197,025	47,517,403	45,842,622	1%	5%
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070; 490,439,070;
and 490,439,070 shares issued; and 463,904,084; 463,933,831; and 467,350,860	4,904	4,904	4,904	0%	0%
shares outstanding, respectively)
Paid-in capital in excess of par	6,117,902	6,109,597	6,107,376	0%	0%
Retained earnings	391,528	362,724	328,407	8%	19%
Treasury stock, at cost (26,534,986; 26,505,239 and 23,088,210 shares, respectively)	(257,521)	(257,232)	(220,669)	0%	17%
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	67,755	66,548	37,762	2%	79%
Pension and post-retirement obligations, net of tax	(55,137)	(56,470)	(65,613)	-2%	-16%
Net unrealized (loss) gain on cash flow hedges, net of tax	(37,541)	(39,898)	-	-6%	N/A
Total accumulated other comprehensive loss, net of tax	(24,923)	(29,820)	(27,851)	-16%	-11%
Total shareholders' equity	6,734,730	6,693,013	6,695,007	1%	1%
Total liabilities and shareholders' equity	$ 54,931,755	$ 54,210,416	$ 52,537,629	1%	5%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

				September 30, 2020
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 380,337	$ 381,884	$ 391,920	0%	-3%
Securities and money market investments	37,712	41,191	62,631	-8%	-40%
Total interest income	418,049	423,075	454,551	-1%	-8%

Interest Expense:
Interest-bearing checking and money market accounts	9,328	10,059	42,465	-7%	-78%
Savings accounts	7,593	8,208	9,326	-7%	-19%
Certificates of deposit	44,481	65,233	86,934	-32%	-49%
Borrowed funds	74,761	73,703	79,911	1%	-6%
Total interest expense	136,163	157,203	218,636	-13%	-38%
Net interest income	281,886	265,872	235,915	6%	19%
Provision for credit losses	13,016	17,574	4,781	-26%	172%
Net interest income after provision for credit losses	268,870	248,298	231,134	8%	16%

Non-Interest Income:
Fee income	5,240	3,723	7,580	41%	-31%
Bank-owned life insurance	7,566	9,503	6,791	-20%	11%
Net (losses) gains on securities	(284)	887	275	-132%	-203%
Other income	1,246	1,267	9,740	-2%	-87%
Total non-interest income	13,768	15,380	24,386	-10%	-44%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	73,182	75,705	75,159	-3%	-3%
Occupancy and equipment	23,960	21,177	21,748	13%	10%
General and administrative	31,366	26,711	26,395	17%	19%
Total non-interest expense	128,508	123,593	123,302	4%	4%
Income before income taxes	154,130	140,085	132,218	10%	17%
Income tax expense	38,360	34,738	33,172	10%	16%
Net Income	115,770	105,347	99,046	10%	17%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 107,563	$ 97,140	$ 90,839	11%	18%

Basic earnings per common share	$ 0.23	$ 0.21	$ 0.19	10%	21%
Diluted earnings per common share	$ 0.23	$ 0.21	$ 0.19	10%	21%
Dividends per common share	$ 0.17	$ 0.17	$ 0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						September 30, 2020 compared to
	September 30,		June 30,		September 30,		June 30,		September 30,
	2020		2020		2019		2020		2019
(dollars in thousands)

Total Interest Income	$418,049		$423,075		$454,551		-1%		-8%

Prepayment Income:
Loans	$11,279		$11,098		$12,279		2%		-8%
Securities	355		314		1,866		13%		-81%
Total prepayment income	$11,634		$11,412		$14,145		2%		-18%

GAAP Net Interest Margin	2.29%		2.18%		1.99%		11	bp	30	bp
Less:
Prepayment income from loans	9	bp	9	bp	10	bp	0	bp	-1	bp
Prepayment income from securities	-		-		1		0	bp	-1	bp
Total prepayment income contribution
to net interest margin	9	bp	9	bp	11	bp	0	bp	-2	bp

Adjusted Net Interest Margin (non-GAAP)	2.20%		2.09%		1.88%		11	bp	32	bp

	For the Nine Months Ended
	September 30,		September 30,
	2020		2019		Change (%)
(dollars in thousands)

Total Interest Income	$1,282,166		$1,354,477		-5%

Prepayment Income:
Loans	$32,566		$33,462		-3%
Securities	1,017		2,873		-65%
Total prepayment income	$33,583		$36,335		-8%

GAAP Net Interest Margin	2.16%		2.01%		15	bp
Less:
Prepayment income from loans	6	bp	10	bp	-4	bp
Prepayment income from securities	1		-		1	bp
Total prepayment income contribution
to net interest margin	7	bp	10	bp	-3	bp

Adjusted Net Interest Margin (non-GAAP)	2.09%		1.91%		18	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				September 30, 2020
	For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,		September 30,
	2020	2020	2019	2020		2019
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$2,104,809	$2,413,257	$1,180,054	-13%		78%
Commercial real estate	169,536	89,975	309,314	88%		-45%
One-to-four family residential	-	18,090	20,745	-100%		NM
Acquisition, development, and construction	19,309	535	36,961	3509%		-48%
Total mortgage loans originated for investment	2,293,654	2,521,857	1,547,074	-9%		48%

Other Loans Originated for Investment:
Specialty Finance	589,970	700,010	637,843	-16%		-8%
Other commercial and industrial	93,023	57,177	93,905	63%		-1%
Other	845	826	1,343	2%		-37%
Total other loans originated for investment	683,838	758,013	733,091	-10%		-7%
Total Loans Originated for Investment	$2,977,492	$3,279,870	$2,280,165	-9%		31%

	For the Nine Months Ended
	September 30,	September 30,
	2020	2019	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$5,935,285	$3,990,064	49%
Commercial real estate	451,162	899,438	-50%
One-to-four family residential	45,286	25,508	78%
Acquisition, development, and construction	24,752	58,227	-57%
Total mortgage loans originated for investment	6,456,485	4,973,237	30%

Other Loans Originated for Investment:
Specialty Finance	2,247,373	2,000,799	12%
Other commercial and industrial	272,586	303,030	-10%
Other	2,596	3,493	-26%
Total other loans originated for investment	2,522,555	2,307,322	9%
Total Loans Originated for Investment	$8,979,040	$7,280,559	23%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				September 30, 2020
	At or For the Three Months Ended			compared to
	September 30,	June 30,	September 30,	June 30,		September 30,
	2020	2020	2019	2020		2019
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	32,124,324	$31,620,152	$30,289,364	2%		6%
Percent of total held-for-investment loans	75.0%	74.7%	74.2%	26	bp	81	bp
Average principal balance	$6,569	$6,479	$6,162	1%		7%
Weighted average life (in years)	2.0	1.9	2.1	5%		-5%

Commercial Real Estate Loan Portfolio:
Loans outstanding	6,887,918	$6,932,776	$6,988,226	-1%		-1%
Percent of total held-for-investment loans	16.1%	16.4%	17.1%	-30	bp	-102	bp
Average principal balance	$6,653	$6,677	$6,399	0%		4%
Weighted average life (in years)	2.3	2.3	2.4	0%		-4%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				September 30, 2020
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
(in thousands)	2020	2020	2019	2020	2019
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$4,068	$6,316	$5,793	-36%	-30%
Commercial real estate	12,673	16,183	5,563	-22%	128%
One-to-four family residential	1,706	1,716	2,040	-1%	-16%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	18,447	24,215	13,396	-24%	38%
Other non-accrual loans (1)	26,904	29,456	42,797	-9%	-37%
Total non-performing loans	45,351	53,671	56,193	-16%	-19%
Repossessed assets (2)	9,526	9,526	11,691	0%	-19%
Total non-performing assets	$54,877	$63,197	$67,884	-13%	-19%

(1) Includes $24.4 million, $26.0 million and $33.6 million of non-accrual taxi medallion-related loans at September 30, 2020,
June 30, 2020 and September 30, 2019, respectively.
(2) Includes $7.6 million, $7.6 million and $9.7 million of repossessed taxi medallions at September 30, 2020, June 30, 2020 and September 30, 2019,
respectively.

The following table presents the Company's asset quality measures at the respective dates:

	September 30,	June 30,	September 30,
	2020	2020	2019

Non-performing loans to total loans	0.11%	0.13%	0.14%

Non-performing assets to total assets	0.10	0.12	0.13

Allowance for losses on loans to non-performing loans	415.22	324.73	265.93

Allowance for losses on loans to total loans	0.44	0.41	0.37

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				September 30, 2020
				compared to
	September 30,	June 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 378	$ 383	$ -	-1%	NM
Commercial real estate	2,617	326	9,750	703%	NM
One-to-four family residential	2,078	1,361	-	53%	NM
Acquisition, development, and construction	-	-	-	NM	NM
Other (1)	56	65	489	-14%	-89%
Total loans 30 to 89 days past due	$ 5,129	$ 2,135	$ 10,239	140%	-50%

(1) Includes $0, $0 and $483,000 of taxi medallion loans at September 30, 2020,
June 30, 2020 and September 30, 2019, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ 437	$ -	$ 437
Commercial real estate	-	-	-	-	-
One-to-four family residential	2	-	949	2	949
Acquisition, development, and				-
construction	-	-	-	-	-
Other (1)	1,075	3,938	5,180	15,398	15,010
Total charge-offs	1,077	3,938	6,566	15,400	16,396

Recoveries:
Multi-family	$ -	$ -	$ -	$ -	$ -
Commercial real estate	(755)	-	-	(755)	-
One-to-four family residential	-	-	-	-	-
Acquisition, development, and				-
construction	(2)	(49)	(21)	(62)	(43)
Other (1)	(1,221)	(105)	(84)	(1,504)	(562)
Total recoveries	(1,978)	(154)	(105)	(2,321)	(605)

Net charge-offs	$ (901)	$ 3,784	$ 6,461	$ 13,079	$ 15,791

Net charge-offs to average loans (2)	0.00%	0.01%	0.02%	0.03%	0.04%

(1) Includes taxi medallion loans of $(1.2) million, $3.0 million, and $2.7 million, respectively, for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019 and
$8.6 million and $6.8 million, respectively, for the nine months ended September 30, 2020 and 2019.
(2) Three and nine months ended presented on a non-annualized basis.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286